Exhibit 4.12

HELIX BIOPHARMA CORP.

2008 Stock Option Plan

 Approved by the shareholders of Helix BioPharma Corp. on December 16, 2008

and

Implemented by the Directors of Helix BioPharma Corp. on December 17, 2008

TABLE OF CONTENTS

HELIX BIOPHARMA CORP.	1

ARTICLE 1 INTERPRETATION	1

1.1 Defined Terms	1
1.2 Re-Election of Directors	3

ARTICLE 2 STATEMENT OF PURPOSE	3

2.1 Principal Purposes	3
2.2 Benefit to Shareholders	3

ARTICLE 3 ADMINISTRATION	3

3.1 Board or Committee	3
3.2 Appointment of Committee	3
3.3 Quorum and Voting	3
3.4 Powers of Committee	3
3.5 Obtain Regulatory Approvals	4
3.6 Administration by Committee	4

ARTICLE 4 SHARES SUBJECT TO THE PLAN	4

4.1 Number of Shares	4
4.2 10% Limitation on Insiders	5
4.3 5% Limitation	5
4.4 Reloading	5
4.5 Reservation of Shares	5

ARTICLE 5 EXERCISE OF OPTION	5

5.1 Method of Exercise	5
5.2 Payment of Option Price	5
5.3 Issuance of Stock Certificate	5

ARTICLE 6 TERM AND TRANSFERABILITY OF OPTIONS	6

6.1 Non-Transferable	6
6.2 Term	6

ARTICLE 7 TERMINATION OF OPTIONS	6

7.1 Termination of Options	6
7.2 Exercise of Options by Legal Heirs and Representatives, and Continuation of Vesting	6
7.3 Deemed Non-Interruption of Employment	7
7.4 Blackout Period	7

ARTICLE 8 SUSPENSION, AMENDMENT OR TERMINATION	7

8.1 Authority of Committee to Suspend, Amend or Terminate Plan or Option Agreement	7
8.2 Shareholder Approval Required	7
8.3 Vote of Insider Excluded	7
8.4 No Grant During Suspension of Plan	7

ARTICLE 9 ADJUSTMENT	7

9.1 Adjustments	8
9.2 Stock Dividends	8
9.3 Mergers, Stock Splits, Stock Consolidations, etc.	8
9.4 Other Alterations	8
9.5 Adjustment of Option Price	8
9.6 Other Distributions	8

9.7 No Fractional Shares	8
9.8 Pre-Clearance by Exchange	9
9.9 Acceleration of Vesting Schedule	9
9.10 Determinations to be Made By Committee	9

ARTICLE 10 CONDITIONS PRECEDENT TO ISSUANCE OF SHARES	9

10.1 Compliance with Laws	9
10.2 Regulatory Approval to Issuance of Shares	9

ARTICLE 11 MISCELLANEOUS	9

11.1 Notices	9
11.2 Use of Proceeds	9
11.3 No Obligation to Exercise	9
11.4 No Obligation to Retain Optionee	9
11.5 Binding Agreement	10
11.6 Use of Terms	10
11.7 Headings	10

ARTICLE 12 DIRECTOR AND SHAREHOLDER APPROVALS	10

12.1 Shareholder Approval to Plan	10
12.2 Adoption of Plan	10
12.3 Periodic Approval of Unallocated Options	10

ii

HELIX BIOPHARMA CORP.
2008 STOCK OPTION PLAN

ARTICLE 1 INTERPRETATION
1.1	Defined Terms

For the purposes of this Plan, the following terms shall have the following meanings:

“Act” means the Ontario Securities Act as at the date hereof;

“affiliates” has the same meaning as “affiliated companies” as found in the Act and also includes those issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

“associate” has the meaning set forth in the Act;

“Blackout Period”, also known as a “trading ban”, means a period during which the Company has voluntarily required its insiders not to trade in its securities, usually pending an announcement of material information;

“Board” means the Board of Directors of Helix Biopharma Corp;

“Change of Control” means an occurrence when either:

(a)	a Person (other than the current Control Person of the Company, if any) becomes a Control Person, or

(b)	a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board;

“Control Person” means any person that holds or is one of a combination of persons that holds

(a)	a sufficient number of any of the securities of the Company so as to affect materially the control of the Company, or

(b)	more than 20% of the outstanding voting securities of the Company except where there is evidence showing that the holding of those securities does not affect materially the control of the Company;

“Committee” means a committee of the Board appointed in accordance with this Plan, or if no such committee is appointed, the Board itself;

“Company” means  Helix Biopharma Corp.;

“consultant” means a person, other than an employee, officer, or director of the Company or of an affiliate of the Company, that

(a)	is engaged to provide services to the Company or an affiliate of the Company, other than services provided in relation to a distribution (as that term is used in the Act);

(b)	provides the services under a written contract with the Company or an affiliate of the Company; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company;

and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

“Date of Grant” means the date on which the Committee grants an Option or, in the case of an amendment under Section 8.1(e), the date on which the Committee amends the Option;

“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity;

 “Eligible Persons” means directors, officers, employees and consultants of the Company or of an affiliate of the Company;

“Fair Market Value” in respect of any Option Price means:

(a)	while the Shares are listed for trading on The Toronto Stock Exchange, the closing price of the Shares on the trading day immediately prior to the Date of Grant on The Toronto Stock Exchange;

(b)
while the Shares are not listed for trading on The Toronto Stock Exchange but are listed for trading on another stock exchange or over-the-counter market, the closing price of the Shares on the trading day immediately prior to the Date of Grant on such stock exchange or over-the-counter market as may be selected for such purpose by the Committee, and in the case of such closing price being denominated in a currency other than the currency in which the Option Price is denominated, such closing price shall be converted to the currency in which the Option Price is denominated based on the noon rate of exchange for such currency published by the Bank of Canada for the day on which the closing price is determined; or

(c)
while the Shares are not listed for trading on any stock exchange or over-the-counter market, the value which is determined by the Committee to be the fair value of the Shares at the Date of Grant, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arm’s length;

“insider” means an insider of the Company as determined pursuant to the Act, who the Toronto Stock Exchange or other securities regulatory authority having jurisdiction considers to be an insider for purposes of this Plan;

“Option” means an option to purchase Shares granted pursuant to the terms of this Plan;

“Option Agreement” means a written agreement between the Company and an Optionee, specifying the terms of the Option being granted to the Optionee under this Plan;

“Option Price” means the price at which an Option is exercisable to purchase Shares;

“Optionee” means a person to whom an Option has been granted;

“Person”  means a natural person, company, government, or political subdivision or agency of a government; and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

“Plan” means this stock option plan of the Company;

“Shares” means the common shares without par value in the capital of the Company;

“Term” means the period of time during which an Option is exercisable.

1.2	Re-Election of Directors
A director of the Company shall be deemed not to have retired as a director and his or her position as a director shall be deemed not to have otherwise terminated if such director retires at a meeting of shareholders of the Company in accordance with the constating documents of the Company and such director is re-elected as a director at such meeting.

ARTICLE 2 STATEMENT OF PURPOSE

2.1	Principal Purposes
The principal purposes of the Plan are to provide the Company with the advantages of the incentives inherent in stock ownership on the part of employees, officers, directors, and consultants responsible for the continued success of the Company; to create in such individuals a proprietary interest in, and a greater concern for, the welfare and success of the Company; to encourage such individuals to remain with the Company; and to attract new employees, officers, directors and consultants to the Company.

2.2	Benefit to Shareholders
The Plan is expected to benefit shareholders by enabling the Company to attract and retain personnel of high caliber by offering them an opportunity to share in any increase in value of the Shares resulting from their efforts.

ARTICLE 3 ADMINISTRATION

3.1	Board or Committee
The Plan shall be administered by the Board or by a committee of the Board appointed in accordance with Section 3.2 below.

3.2	Appointment of Committee
The Board may at any time appoint a Committee, consisting of not less than two of its members, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan.   Once appointed, the Committee shall continue to serve until otherwise directed by the Board.  From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.3	Quorum and Voting
A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this ARTICLE 3, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum.  Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options to him).

3.4	Powers of Committee
The Committee shall have the authority to do the following:

(a)	administer the Plan in accordance with its express terms;

(b)	determine all questions arising in connection with the administration, interpretation, and application of the Plan, including all questions relating to the value of the Shares;

(c)
correct any defect, supply any information, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(d)	prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(e)	determine the duration and purposes of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan;

(f)	grant Options from time to time under this Plan to Eligible Persons, and in doing so, make the following determinations:

(i)	the Eligible Persons to whom Options shall be granted;

(ii)	the terms and provisions of the Option Agreement to be entered into with any Optionee (which need not be identical with the terms of any other Option Agreement);

(iii)	when Options shall be granted;

(iv)	the number of Shares subject to purchase pursuant to an Option;

(v)	subject to Section 7.4, the Term, provided that the Term shall in no event be more than ten years following the Date of Grant;

(vi)	the Option Price, provided that the Option Price shall not be less than the Fair Market Value of the Shares;

(vii)	any vesting schedule upon which the exercise of an Option is contingent;

(viii)	such other terms and conditions as the Committee deems advisable and are consistent with the purposes of this Plan; and

(ix)	all other determinations necessary or advisable for administration of the Plan;

(g)	subject to ARTICLE 8, amend the terms and provisions of Option Agreements.

3.5	Obtain Regulatory Approvals
In administering this Plan, the Committee will obtain any regulatory approvals which may be required pursuant to applicable securities laws or the rules of any stock exchange or over the counter market on which the Shares are listed.

3.6	Administration by Committee
All determinations made by the Committee in good faith on matters referred to in Section 3.4 shall be final, conclusive, and binding upon all Persons.  The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.  In addition, the Committee’s administration of the Plan shall in all respects be consistent with the policies and rules of any stock exchange or over the counter market on which the Shares are listed.

ARTICLE 4 SHARES SUBJECT TO THE PLAN

4.1	Number of Shares
Subject to ARTICLE 9, the number of Shares which are subject to Options granted pursuant to this Plan shall not exceed 10% of the issued and outstanding Shares of the Company as it may be from time to time.

4.2	10% Limitation on Insiders
Notwithstanding anything to the contrary in this Plan or in any Option Agreement:

(a)
the number of Shares issuable to insiders, at any time, under this Plan and all other security based compensation arrangements of the Company, cannot exceed 10% of the Company’s issued and outstanding Shares; and

(b)
the number of Shares issued to insiders, within any one year period, under this Plan and all other security-based compensation arrangements of the Company, cannot exceed 10% of the Company’s issued and outstanding Shares.

4.3	5% Limitation
Notwithstanding anything to the contrary in this Plan or in any Option Agreement:

(a)
the number of Shares issuable to any one Person, at any time, under this Plan and all other security based compensation arrangements of the Company, cannot exceed 5% of the Company’s issued and outstanding Shares; and

(b)
the number of Shares issued to any one Person, within any one year period, under this Plan and all other security based compensation arrangements of the Company, cannot exceed 5% of the Company’s issued and outstanding Shares.

4.4	Reloading
Without limiting Section 4.1 hereof, but for greater certainty, the number of Shares under all options that have been exercised, and under all options which have been cancelled or that have expired without being exercised, shall be “reloaded” into the Plan and will be available for Option, subject to the terms and conditions of this Plan.

4.5	Reservation of Shares
The Company will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

ARTICLE 5 EXERCISE OF OPTION

5.1	Method of Exercise
Subject to any limitations or conditions imposed upon an Optionee pursuant to the Option Agreement or ARTICLE 4 above, an Optionee may exercise an Option by giving written notice thereof to the Company at its principal place of business.

5.2	Payment of Option Price
The notice described in Section 5.1 shall be accompanied by full payment of the aggregate Option Price to the extent the Option is so exercised, and full payment of any amounts the Company determines must be withheld for tax purposes from the Optionee pursuant to the Option Agreement.  Such payment shall be in the lawful money of Canada, by cheque or such other method of payment as the Committee may reasonably require.

5.3	Issuance of Stock Certificate
As soon as practicable after exercise of an Option in accordance with Sections 5.1 and 5.2 above, the Company shall issue a stock certificate evidencing the Shares with respect to which the Option has been exercised.  Until the issuance of such stock certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in ARTICLE 9 below.

ARTICLE 6 TERM AND TRANSFERABILITY OF OPTIONS

6.1	Non-Transferable
All Options are non-assignable and non-transferable.

6.2	Term
Each Option granted pursuant to this Plan shall, subject to early termination in accordance with ARTICLE 7 hereof, expire automatically on the earlier of:

(a)	the date on which such Option is exercised in respect of all Shares that may be purchased thereunder; and

(b)	subject to Section 7.4, the expiry date of such Option as determined by the Committee which in no event may exceed ten years from the date of the original grant of the Option.

ARTICLE 7 TERMINATION OF OPTIONS

7.1	Termination of Options
An Option held by an Eligible Person shall terminate at the earliest of the following dates:

(a)	Subject to Section 7.4, the expiry date specified for such Option in the Option Agreement;

(b)
where the Optionee’s position as an Eligible Person is removed or terminated for just cause, and the Optionee has no continuing business relationship with the Company or an affiliate of the Company as an Eligible Person in any other capacity, the date of such termination for just cause;

(c)	where the Optionee’s position as an Eligible Person terminates due to the death or Disability of the Optionee, one year following such termination;

(d)
where the Optionee’s position as an Eligible Person terminates for a reason other than the Optionee’s Disability, death, or termination for just cause (termination for such other reason being hereinafter referred to as a “Voluntary Termination”), and the Optionee has no continuing business relationship with the Company or an affiliate of the Company as an Eligible Person in any other capacity:

(i)	where the Optionee held the position of a director of the Company or an affiliate of the Company, one year after the date of Voluntary Termination; or

(ii)
where the Optionee held any other position with the Company or an affiliate of the Company, such period of time after the date of Voluntary Termination, which shall be not less than 30 days nor more than one year, as is determined by the Compensation Committee at the time the option is granted, subject to extension by the Compensation Committee in its sole discretion, at any time during the duration of the Option, up to but not beyond one year following the date of Voluntary Termination.

7.2	Exercise of Options by Legal Heirs and Representatives, and Continuation of Vesting
Notwithstanding anything to the contrary contained in this Plan, until an Option terminates in accordance with Section 7.1 above, such Option shall remain exercisable following the death or Disability of the Optionee by the Optionee’s legal heirs or legal representatives, and shall continue to vest in accordance with any vesting schedule to which such Options are subject.

7.3	Deemed Non-Interruption of Employment
Employment shall be deemed to continue intact during any sick leave or other bona fide leave of absence unless and until the Optionee’s employment is officially terminated.

7.4	Blackout Period
In the event that the expiry date specified for an Option in an Option Agreement falls within a Blackout Period or within four business days of the end of a Blackout Period, such expiry date shall be deemed, for purposes of Section 7.1(a) above, to be until 5:00 pm local time on the fifth business day following the end of such Blackout Period.

ARTICLE 8 SUSPENSION, AMENDMENT OR TERMINATION

8.1	Authority of Committee to Suspend, Amend or Terminate Plan or Option Agreement
Subject to Section 8.2, the Committee shall have the right at any time to suspend, amend or terminate this Plan and in any manner to amend any Option Agreement, subject to approval of any stock exchange on which the Shares are listed if required under the rules and policies of such stock exchange, including without limitation, in order to:

(a)	make changes of a clerical nature or changes to clarify the meaning of existing provisions;

(b)	change the vesting provisions of an Option;

(c)	reflect any requirements of applicable regulatory bodies or stock exchanges;

(d)	extend the term of an Option held by an Eligible Person who is not an insider;

(e)	reduce the Option Price of an Option held by an Eligible Person who is not an insider, but in no event shall an Option Price be reduced below Fair Market Value;

(f)	change the categories of Persons who are Eligible Persons.

8.2	Shareholder Approval Required
Notwithstanding Section 8.2, the Committee shall not, without the approval of the shareholders of the Company, have the right to amend an Option Agreement in order to:

(a)	increase the number of Shares which may be issued pursuant to any Option granted under this Plan (subject to any necessary adjustment pursuant to ARTICLE 9 hereof);

(b)	reduce the Option Price of any Option granted under this Plan then held by an insider (subject to any necessary adjustment pursuant to ARTICLE 9 hereof); or

(c)	extend the term of any Option granted under this Plan then held by an insider.

8.3	Vote of Insider Excluded
In calculating the votes of shareholders approving an amendment referred to in Section 8.2(b) or 8.2(c), the votes of the insiders benefiting from the amendment shall be excluded.

8.4	No Grant During Suspension of Plan
No Option may be granted during any suspension, or after termination, of the Plan.

ARTICLE 9 ADJUSTMENT

9.1	Adjustments
The Option Exercise Price and the number of Shares to be purchased by an Optionee upon the exercise of an Option will be adjusted, with respect to the then unexercised portion thereof, by the Company from time to time (on the basis of such advice as the Company considers appropriate, including, if considered appropriate by the Company, a certificate of the auditors of the Company) in the events and in accordance with the provisions and rules set out below.  Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Committee, and any such determination will be binding on the Company, the Optionee and all other affected parties.

9.2	Stock Dividends
In the event that a dividend is declared upon the Shares payable in Shares (other than in lieu of dividends paid in the ordinary course), the number of Shares then subject to any Option shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon if such Share had been outstanding on the date fixed for determining members entitled to receive such stock dividend.

9.3	Mergers, Stock Splits, Stock Consolidations, etc.
In the event that the outstanding Shares are changed into or exchanged for a different number of kind of Shares or other securities of the Company or of another company, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any Option the number and kind of Shares or other securities of the Company or of another company into which each outstanding Share shall have been so changed or for which each such Share shall have been exchanged.

9.4	Other Alterations
In the event that there is any change, other than as specified above in this ARTICLE 9, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged, and the Committee determines that such change equitably requires an adjustment to be made in the number or kind of Shares then subject to Options, then such adjustment shall be made as so determined by the Committee, which adjustment shall be final and binding on all parties, subject only to any required approval of the Toronto Stock Exchange, or if the Shares are not then listed on the Toronto Stock Exchange, such other stock exchange having jurisdiction over the Company.

9.5	Adjustment of Option Price
In the case of any adjustment as provided for in this ARTICLE 9, the Option Price in respect of each Option for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied.  Such variation shall generally require that the number of Shares or securities covered by the Option after the relevant event multiplied by the varied Option Price shall equal the number of Shares covered by the Option prior to the relevant event multiplied by the original Option Exercise Price.

9.6	Other Distributions
In the event that the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Shares, property, evidence of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee determines that such action equitably requires an adjustment in the Option Exercise Price or number of Shares subject to any Option, or both, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.

9.7	No Fractional Shares
No adjustment or substitution provided for in this ARTICLE 9 shall require the Company to issue a fractional share in respect of any Option and the total substitution or adjustment with respect to each Option shall be limited accordingly, with each fraction of a share resulting from any substitution or adjustment being rounded down to the next whole number.

9.8	Pre-Clearance by Exchange
All adjustments or substitutions provided for in this ARTICLE 9 are subject to the pre-clearance of the Toronto Stock Exchange, or if the Shares are not then listed on the Toronto Stock Exchange, then such other stock exchange having jurisdiction.

9.9	Acceleration of Vesting Schedule
The Committee shall have the right to accelerate the vesting schedule of any Option. Upon a Change of Control, all Options granted under this Plan shall immediately vest, notwithstanding any contingent vesting provision to which such Options may have otherwise been subject.

9.10	Determinations to be Made By Committee
Adjustments and determinations under this ARTICLE 9 shall be made by the Committee, whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

ARTICLE 10 CONDITIONS PRECEDENT TO ISSUANCE OF SHARES

10.1	Compliance with Laws
Shares shall not be issued pursuant to the exercise of any Option unless the exercise of such Option and the issuance and delivery of such Shares comply with all relevant provisions of law, including applicable securities laws, regulations, rules, instruments and policies, and the requirements of any stock exchange or over the counter market upon which the Shares may then be listed or otherwise traded.

10.2	Regulatory Approval to Issuance of Shares
The Company’s inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares.

ARTICLE 11 MISCELLANEOUS

11.1	Notices
All notices, requests, demands and other communications required or permitted to be given under this Plan and the Options granted under this Plan shall be in writing and shall be either served personally on the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date of such service; faxed to the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date the fax is sent; or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his, her or its most recent known address, in which case such notice shall be deemed to have been duly given on the tenth postal delivery day following the date of such mailing.

11.2	Use of Proceeds
Proceeds from the sale of Shares pursuant to the Options granted and exercised under the Plan shall constitute general funds of the Company and shall be used for general corporate purposes.

11.3	No Obligation to Exercise
Optionees shall be under no obligation to exercise Options granted under this Plan.

11.4	No Obligation to Retain Optionee
Nothing contained in this Plan shall obligate the Company or an Affiliate of the Company to retain an Optionee as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Company or Affiliates of the Company to reduce such Optionee’s compensation.

11.5	Binding Agreement
The provisions of this Plan and each Option Agreement with an Optionee shall be binding upon such Optionee and the Qualified Successor or Guardian of such Optionee.

11.6	Use of Terms
Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

11.7	Headings
The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

ARTICLE 12 DIRECTOR AND SHAREHOLDER APPROVALS

12.1	Shareholder Approval to Plan
This Plan must be approved by a majority of the votes cast at a meeting of the shareholders of the Company.

12.2	Adoption of Plan
This Plan was approved and adopted by the Board of Directors as of October 20, 2008 and will be submitted to the shareholders of the Company for approval at the next annual general meeting, provided that any Options granted pursuant to the Plan prior to the date on which shareholder approval to the Plan is given, may not be exercised until the Plan receives shareholder approval.

12.3	Periodic Approval of Unallocated Options
Every three years, all unallocated Options available for grant under this Plan must be approved by:

(a)	a majority of the Company’s directors and a majority of the Company’s independent directors; and

(b)	if required by a stock exchange on which the Shares are then listed, the Company’s shareholders.

The foregoing 2008 Stock Option Plan was approved by the shareholders of Helix Biopharma Corp. on December 16, 2008, and was implemented by the Board of Directors on December 17, 2008.

HELIX BIOPHARMA CORP.

Per: /s/ Kenneth A. Cawkell
    Kenneth A. Cawkell
    Corporate Secretary